Exhibit 28(j) (13) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Income Securities Trust:

We consent to the use of our report dated January 23, 2012, with respect to the financial statements of the Federated Unconstrained Bond Fund, a portfolio of Federated Income Securities Trust, as of November 30, 2011, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts

January 23, 2012